China Housing & Land Development, Inc. Appoints Four New Independent Board Members

New Members bring industry experience in Real Estate, Corporate Governance and Accounting

XI'AN, China, October 12 -- China Housing & Land Development, Inc. ("China Housing") (CHLN: OTCBB), a leading developer of residential and commercial properties in the city of Xi'an, today announced the appointment of four new independent members to its Board of Directors, Ms. Carolina Ying Chi Woo, Masseurs. Michael Marks, Suiyin Gao, and Guangsheng (Edward) Meng.

Ms. Carolina Ying Chi Woo’s, 67, career includes extensive real estate experience as the current owner of CW Group, a consulting firm focused on real estate development, planning and design in the US. In 1969 Ms. Woo joined Skidmore, Owings and Merrill LLP, one of the largest architectural firms in the United States and the designers of the Sears Tower in Chicago as well as the Freedom Tower in New York City, where she became a Partner in 1984 while also serving as the President of SOM International Ltd., with overall responsibility for SOM's work in China, Hong Kong, Taiwan, and the Asia-Pacific region. Ms. Woo received her Master’s Degree from Columbia University Graduate School of Business and her Bachelor’s Degree in Architecture from the Road Island School of Design.

Mr. Michael Marks, 36, is currently a managing director and principal of Sonnenblick Goldman Asia Pacific Limited, a firm that provides advisory services for real estate investments. Mr. Marks has been an integral part of the design and funding of several large residential and commercial properties in China, particularly in Shanghai. He is also the President and Director at Middle Kingdom Alliance Corp., a special purpose acquisition corporation listed on the OTCBB. Previously, Mr. Marks served as a Director of Horwath Asia Pacific from January 2002 to December 2005 and was the Chief Executive Officer and Director at B2Gglobe Limited from May 2001 to December 2002. Mr. Marks received both Bachelors and Masters Degrees in Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively, and also received a BA in Psychology from the University of South Africa in 1998. In 1997, Mr. Marks qualified as a Chartered Accountant in South Africa, and in 1999 as a Fellow of the Association of International Accountants in the United Kingdom.

Mr. Suiyin Gao, 53, has over 30 years of experience in human resources and management consulting. He is currently the head the Shaanxi Senior Talent Office, which has ties to the Shaanxi Provicial government and helps companies with corporate management, consultation, and human resources services. Mr. Gao has worked with the Chinese Government since 1973 where he founded and is the current Chairman of the Shaanxi management Member Club, and is an independent director currently of six enterprises , and also acted as senior consultant for more than twenty enterprises. Mr. Gao received his MBA from China Northwest University in China in 1998.

Mr. Edward Meng, 39, has more than 10 years of experience managing, leading and advising corporations through complex restructurings, international market expansion and capital markets transactions with a strong track record in leadership, improved financial performance, heightened productivity, and better compliance. Mr. Meng is currently the Chief Financial Officer and Director of Navstar Media Holdings, Inc, a U.S public company specializing in producing TV content and advertising in the PRC. Prior to Navstar, he held executive finance positions with Shell (China) Limited and Koch Materials (China) Co., a subsidiary of Koch Industries, Inc. Mr. Meng received his MBA from Georgetown University and a B.A. from Sichuan International Studies University. He is also a Certified Public Accountant.

“We are pleased with the recent additions to our board and believe their collective industry experience will be invaluable to China Housing as we continue to implement our business plan and evolve as a U.S. publicly traded company,” commented Mr. Pingji Lu, Chairman & CEO of China Housing. “With the additions of the directors to our board we are moving closer towards meeting the necessary criteria for a national U.S. listing and we look forward to updating investors on our progress in the near term.”

About China Housing & Land Development

Based in Xi'an, the capital city of the Shaanxi province in China, China Housing & Land Development, Inc. is the largest private developer of residential and commercial properties. China Housing has been an independent business since 1992 and became a U.S. public Company in 2006.

Cautionary Statement Regarding Forward Looking Information

This Press Release may contain forward-looking information about China Housing & Land Development, which are covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations and products. Actual performance results may vary significantly from expectations and projections. This and other "Risk Factors" contained in China Housing & Land Development, Inc.'s public filings with the SEC.

Investors:
Matt Hayden,
HC International
matt@haydenir.com
Tel: +1-858-704-5065

China Housing & Land Development, Inc.:
Jing Lu
 jinglu@chldinc.com
Tel: +86-029-8258-2632